Exhibit 10.10

E-Learning Licensing Agreement

This E-Learning Licensing Agreement (hereinafter referred to as the “Agreement”) is a license agreement between Robot Consulting, Co., Ltd. (hereinafter referred to as “First Party”) and [Client] (hereinafter referred to as “Second Party”) regarding e-learning (hereinafter referred to as “the Training”).

Article 1 (License)

1.	The First Party shall grant the Second Party a license to use the Training during the term of this Agreement.

2.	The First Party shall issue to Second Party the IDs and passwords necessary for use of this training program for each applicant user and administrator.

3.	The Second Party may use this training course on multiple devices (including but not limited to personal computers, cell phones, tablets, etc.) through a compatible browser (Google Chrome, Safari).

4.	The Second Party shall make this training available only at the Second Party’s place of business or at a location designated as a remote work location.

5.	The period of use of the Training Program authorized in Paragraph 1 of this Article shall be one (1) month from the date of issuance of the account to the Second Party by the First Party.

6.	The use of this training program is limited to within Japan.

Article 2 (Sublicensing)

1.	The Second Party may not sublicense, lend, etc. this training to a third party other than the second party without the prior written consent of the First Party.

2.	If the Second Party sublicenses the rights granted under this Agreement to any third party other than the Second Party, with the prior written consent of the First Party, the Second Party shall impose on such third party obligations equivalent to the terms and conditions set forth in this Agreement, and the Second Party shall be liable to the First Party for all actions of such third party.

Article 3 (Prohibition of Use for Other Purposes)

The Second Party may use the Training only for the purpose of the Second Party’s business (hereinafter referred to as “the Purpose”), and may not use the Training for any other purpose..

Article 4 (Consideration)

In consideration of the use of the Training Program under this Agreement, the Second Party shall pay to the First Party the following money

(1)	Basic fee: according to the invoice issued by the First Party

(2)	Training fee: according to the invoice issued by the First Party

(3)	Payment amount: Lump-sum payment of the amount on the invoice issued by the First Party

(4)	Method of payment: The payment shall be made by wire transfer to the corporate account indicated on the invoice to be separately issued by the First Party. The transfer fee shall be borne by the Second Party.

(5)	Payment date: Payment shall be made by the payment date stated in the invoice separately issued by the First Party.

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Article 5 (Attribution of Rights)

The copyrights (including the rights stipulated in Articles 27 and 28 of the Copyright Act) and other intellectual property rights (hereinafter referred to as “copyrights, etc.”) pertaining to this training course shall belong to the First Party. The conclusion of this agreement shall not result in the transfer of the copyrights, etc. for this training course from the First Party to the Second Party.

Article 6 (Prohibited Matters)

The Second Party shall not engage in any of the following acts without the prior written consent of the First Party

(1)	The act of copying, transferring, selling, subleasing, or creating, transferring, selling, or subleasing a derivative work of all or part of this training program.

(2)	Modifying, reverse engineering, disassembling, or decompiling all or part of this training program.

(3)	Acts that remove or make difficult to view copyright notices, trademark registrations, etc. that appear in the training or its operation.

(4)	Modification or adaptation of this training course, or combining it with other software

(5)	Any other use of the Training beyond the scope permitted by this Agreement

Article 7 (Maintenance)

The First Part shall not be obligated to repair defects, respond to inquiries, upgrade versions, provide information, or perform any other maintenance services related to this training program.

Article 8 (Audit)

If, during the term of this Agreement, the Second Party is requested by the First Party to report on the status of the use of this training program, the Second Party shall promptly report to the First Party to that effect in writing. If the First Party deems it necessary to conduct an audit, a third party commissioned by the First Party may conduct an audit of the use of this training program without obtaining approval from the Second Party. However, any costs required for the implementation of the audit shall be borne by the Second Party.

Article 9 (Scope of Warranty and Liability)

1.	The First Party shall provide the Training to the Second Party on an “As is” and “As available” basis, and the First Party shall not be liable for any contractual non-conformity or warranty liability with respect to the Training.

2.	The First Party does not warrant that the Training will be free from errors, malfunctions, errors, or other defects. The First Party shall not be liable for any consequences resulting from the use or inability to use this training by the First Party.

3.	The First Party reserves the right to change the specifications of the Training without notice, and makes no warranty, express or implied, that the functions, performance, or quality of the Training will be suitable for any particular purpose of the First Party.

4.	The First Party makes no warranties other than those set forth in this Agreement, including warranties made by the First Party’s distributors and retailers.

5.	The First Party shall not be liable for any damages (including loss of income or profit) suffered by the First Party as a result of the use of this training program. A shall not be liable for any damages (including loss of income or profit) suffered by the Second Party as a result of the use of this training.

6.	The preceding paragraph shall be valid even if the First Party or its sales agent or retailer has been advised in advance of the possibility of damage in the use of the Training.

Article 10 (Infringement of Rights by Third Parties)

1.	If the First Party and the Second Party discover any infringement or possible infringement of rights by a third party with respect to the copyrights of the Training, etc., they shall immediately notify the other party of such infringement or possible infringement.

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2.	In the case of the preceding paragraph, if the Second Party wishes to file a lawsuit, arbitration, or other legal action against such third party, or to settle or otherwise resolve the dispute, the Second Party shall bear the costs thereof.

3.	Either party shall cooperate with the other party in good faith to the extent reasonable, such as by providing the other party with necessary technical and other information, in relation to the legal response to the third party as set forth in Paragraph 1 of this Agreement.

Article 11 (Measures to be taken upon termination of contract)

If the contract period of this agreement stipulated in Article 1, Paragraph 5 comes to an end, the First Party shall stop using the account issued to the Second Party. The First Party shall store the data inputted or saved by the Second Party for three months. If the Second Party wishes to continue using the service, it shall conclude a new license agreement for this training program.

Article 12 (Injunction demand)

If the Second Party violates this Agreement, the First Party may demand that the Second Party be enjoined from using the Training.

Article 13 (Confidentiality)

1.	The First Party and the Second Party shall keep confidential technical, business and management information of the other party obtained in connection with this Agreement (hereinafter collectively referred to as “Confidential Information”), and shall not disclose or divulge the Confidential Information to any third party without the prior written consent of the other party. In maintaining such confidentiality, the First Party and Second Party shall manage the Confidential Information with the duty of care of a good manager.

2.	The following information shall not constitute confidential information

(1)	Information already in your possession at the time of disclosure

(2)	Information that was already public knowledge at the time of disclosure or information that subsequently became public knowledge due to reasons beyond the control of the disclosing party.

(3)	Information lawfully obtained from a third party without a duty of confidentiality after disclosure

(4)	Information independently developed or created without the disclosed confidential information

3.	The First Party and Second Party may disclose Confidential Information only to themselves, officers and employees of their parent company, subsidiaries, affiliates, siblings, or related companies, or to collaborators, contractors, or attorneys, certified public accountants, tax accountants, or other advisors to whom they have imposed obligations equivalent to their own under this Agreement that are necessary for the performance of this Agreement. In the event that the First Party and Second Party disclose Confidential Information to any of the persons specified in this paragraph, the First Party and Second Party shall be fully responsible for the performance of their obligations.

4.	Notwithstanding Section 1, the First Party and Second Party may publish or disclose Confidential Information to the minimum extent necessary in accordance with the law, judicial decisions, rules or orders of courts, regulatory authorities, financial instruments exchanges or other public bodies having regulatory authority. In the event of such publication or disclosure, the First Party and Second Party shall promptly notify the other party thereof.

5.	The First Party and Second Party shall not copy or reproduce the Confidential Information beyond the extent necessary for the purpose of this Agreement, and any copy or reproduction shall be included in the Confidential Information.

6.	In the event of termination of this Agreement due to cancellation, termination, or any other reason, the First Party and Second Party shall promptly return or dispose of the Confidential Information (including copies and reproductions) in accordance with the other party’s instructions. In disposing of the Confidential Information, the other party shall take measures to ensure that the Confidential Information cannot be reused.

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7.	If there is a possibility that the other party will disclose or use the Confidential Information for other purposes in violation of this Agreement, the First Party and Second Party may restrain such disclosure or use for other purposes.

Article 14 (Cancellation of Contract, etc.)

1.	The First Party may terminate this Agreement if the Second Party violates any provision of this Agreement and such violation is not corrected within 10 days despite a reasonable period of notice. However, if the breach of this Agreement at the time such period has elapsed does not affect this Agreement and the Agreement and the Tendering Party, the Tendering Party may terminate this Agreement. This does not apply to cases in which the damage is minor in light of the socially accepted norms in the marketplace.

2.	The First Party may immediately terminate this Agreement, in whole or in part, without any notice, if any of the following events occurs to the Second Party. However, if such event is due to a cause attributable to the cancelling party, the cancellation may not be made due to such event.

(1)	When there has been a material breach or breach of trust by the other party with respect to this Agreement.

(2)	When all or part of the obligation is unperformable, or when the counterparty clearly indicates its intention to refuse performance of all or part of the obligation. However, if partial performance is impossible, the contract may be terminated only for that part of the obligation.

(3)	Notwithstanding the provisions of the preceding item, in the event that performance of a part of the obligation is impossible or the other party clearly indicates its intention to refuse performance of a part of the obligation, the entire contract may be cancelled if the purpose of the contract cannot be achieved with only the remaining portion of the obligation.

(4)	If, under this Agreement, the purpose of this Agreement cannot be achieved unless performance is made at a specific date or within a specific period of time, and the other party fails to perform and that time has elapsed.

(5)	In addition to the cases listed in the preceding items, when it is clear that the counterparty has not performed its obligation and it is unlikely that the counterparty will perform sufficiently to achieve the purpose of the contract even after giving a demand

(6)	When the business has been cancelled or suspended by the supervisory authority

(7)	When the party becomes suspended or insolvent, when a bill or check drawn or accepted by the party is dishonored, or when the party’s bank transactions are suspended.

(8)	When there has been a significant decline in creditworthiness or a material change in business operations that would affect the creditworthiness

(9)	When a third party has commenced a seizure, provisional seizure, provisional disposition, or other compulsory execution or an auction for the exercise of a security interest, or a disposition for delinquent payment of taxes and public dues or any other procedure equivalent thereto

(10)	When a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or special liquidation proceedings is filed, or when a notice of liquidation of debts is given

(11)	When the party resolves to dissolve due to merger, reduction of capital, abolition or change of business, or dissolution

(12)	When any other serious reason arises that makes it difficult to continue this Agreement.

3.	If this Agreement is terminated in accordance with the preceding two paragraphs and damages result from such termination, the terminating party may demand compensation from the other party for such damages.

4.	In the event that the First Party suffers damages as a result of this, the First Party may not claim compensation for such damages from the First Party.

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5.	In the event that the Second Party falls under any of the items of Paragraphs 2 or this Agreement is terminated, the Second Party shall naturally lose the benefit of time with respect to this Agreement and all other obligations arising from the Agreement concluded with the First Party, and the Second Party shall immediately repay all obligations owed to First Party in a lump sum.

Article 15 (Compensation for Damages)

In the event that either the First Party or Second Party causes damage to the other party in violation of this Agreement for reasons attributable to the First Party or Second Party, the First Party or Second Party shall be liable for compensation for such damage (including reasonable attorney’s fees). In this case, either party shall be liable to compensate the other party for such damages (including reasonable attorneys’ fees).

Article 16 (Exclusion of Antisocial Forces)

1.	The First Party and Second Party represent and warrant that they do not currently fall under any of the following items, and will not fall under any of the following items in the future.

(1)	Being a member of a crime syndicate, a member of a crime syndicate, a person for whom five years have not passed since he/she ceased to be a member of a crime syndicate, a quasi-organized member of a crime syndicate, a company related to a crime syndicate, a general meeting house, a socially motivated crime syndicate, or a special intelligence crime group, or other similar person (hereinafter referred to as “Bouryokudanin, etc.”) (iii) falls under the category of “Bouryokudanin, etc.

(2)	Having a relationship in which it is deemed that the management is controlled by a Boryokudanin, etc.

(3)	Having a relationship in which a Boryokudanin, etc. is deemed to be substantially involved in the management of the party.

(4)	Having a relationship that is deemed to involve unjustified use of Boryokudan-in etc., such as for the purpose of making unjust profits for oneself, one’s own company, or a third party, or for the purpose of inflicting damage on a third party.

(5)	Having a relationship that is recognized as being involved in providing funds, etc. or benefits to Bouryokudanin, etc.

(6)	A director or a person substantially involved in the management of the company has a socially reprehensible relationship with a Bouryokudanin, etc.

2.	Both the First Party and the Second Party shall make a firm promise not to engage in any of the following acts by themselves or by using a third party.

(1)	Violent demanding behavior

(2)	Unreasonable demands beyond legal responsibility

(3)	Threatening words or deeds or using violence in connection with a transaction

(4)	Acts of spreading rumors, using deceptive means or force to damage the other party’s credibility or obstruct the other party’s business.

(5)	Other acts similar to the preceding items

3.	Neither the First Party nor Second Party shall be liable for any loss or damage arising out of the fact that the other party is a Boryokudanin, etc., or falls under any of the items of Paragraph 1, or in the event that it is found that the party has committed any act falling under any of the items of the preceding paragraph, or has made a false declaration with respect to the representations and warranties under the provisions of Paragraphs 1, this Agreement may be terminated without any notice to the other party, regardless of whether or not the termination is attributable to the party’s own fault.

4.	In the event of termination of this Agreement pursuant to the preceding paragraph, the First Party and Second Party confirm and agree that they shall not be liable to compensate the other party for any damages incurred by the other party.

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Article 17 (Change of Contract)

This Agreement may be modified only by written agreement of the First Party and the Second Party.

Article 18 (Prohibition of Assignment of Status, etc. under the Agreement)

Neither the First Party nor the Second Party shall, without the prior written consent of the other party, assign or transfer to a third party, or cause to succeed to, or offer as security, any of their positions under this Agreement or any of their rights or obligations under this Agreement, in whole or in part.

Article 19 (Consultation)

Any matter not stipulated in this Agreement shall be discussed in good faith between the First Party and the Second Party.

Article 20 (Governing Law and Court of Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	The Tokyo District Court shall have exclusive jurisdiction in the first instance over any dispute concerning this Agreement.

(Margins below)

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As evidence that this Agreement has been executed, two (2) copies of this document or an electromagnetic record of this document shall be prepared and kept by each party, with the First Party’s name and seal affixed, or with the signature or electronic signature of the Second Party.

[Month] [Date], [Year]

Fist Party: Robot Consulting Co., Ltd.

Location:

Representative:

Second Party: [Client]

Location:

Representative:

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